Exhibit 10.1

2008 Executive Bonus Structure

Named Executive Officers (“NEO”) covered by the 2008 bonus plan are Michael Smith, Anthony A. Mirabelli and Gerald M. Laures.

Criteria (100% of eligible bonus as follows)

•

65% tied to targeted pre-tax profit levels for Cobra Consumer Electronics segment set by the Compensation Committee based on the Plan for the current year (except that for Michael Smith the targeted pre-tax profit set by the Compensation Committee based on the Plan for the current year will be calculated based on the consolidated results of the Company including the Cobra Consumer Electronics segment and the Performance Products Limited Segment) with payment amounts of zero, 50%, 75% and 100% based on performance levels against that Plan.

•	35% tied to performance against individual objectives (MBO’s).

Opportunity

•	25% to 35% of annual base salary (depending upon executive).

Other

•	Additional upside opportunity of 3% of annual base salary if pre-tax profits reach levels established by the Compensation Committee in excess of the Company’s Plan.